NEXPOINT real estate finance, INC.

Insider Trading Policy

I.
Introduction

The purpose of this Insider Trading Policy (this “Policy”) is to promote compliance with applicable securities laws by NexPoint Real Estate Finance, Inc. (the “Company”) and its subsidiaries and all directors, officers and employees thereof (and members of the foregoing persons’ immediate families and households), in order to preserve the reputation and integrity of the Company and the Manager (as defined in Section IX below), as well as that of all persons affiliated with them. Questions regarding this Policy should be directed to the General Counsel or the appropriate compliance officer of the Company.

II.
Policy

It is the Company’s policy to comply with all applicable federal and state securities laws, including those relating to buying or selling securities in the Company (“Company Securities”). In the course of conducting the Company’s business, employees or representatives may become aware of material, nonpublic information regarding the Company, its subsidiaries and divisions, or other companies with which we do business (this so-called “material, nonpublic information” is defined in Section IV below). Employees or agents of the Company and members of their immediate families may not buy or sell Company Securities, or securities of any other publicly held company, while in possession of material, nonpublic information obtained during the course of employment or other involvement with Company business, even if the decision to buy or sell is not based upon the material, nonpublic information.

In addition, entities such as trusts or foundations over which an employee has control, may not buy or sell securities while the employee is in possession of such material, nonpublic information. If you have material, nonpublic information, you may not disclose that information to others, even to family members or other employees, except for employees whose job responsibilities require the information.

This Policy will continue to apply to any employee or agent whose relationship with the Company terminates as long as the individual possesses material, nonpublic information that he or she obtained in the course of their employment or relationship with the Company.

For additional information regarding the persons covered by this Policy, see Section IX below.

III.
Applicability

The general policy stated above applies to all employees. In order to ensure compliance with this Policy, the Board of Directors of the Company has adopted the following additional procedures, which apply to directors, officers and certain employees and representatives of the Company and its wholly owned subsidiaries, as specified in Annex A (“Covered Persons”) and their Related Persons (as defined in Section IV.D. below). The Company has determined that these Covered Persons are likely to have access to material, nonpublic information by virtue of their position with the Company. These procedures apply regardless of the dollar amount of the trade or the source of the material, nonpublic information. Any questions regarding the applicability of this Policy to a specific situation should be referred to the Company’s General Counsel or the appropriate compliance officer.

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IV.
Definition/Explanations
A.
Who is an “Insider”?

The concept of “insider” is broad. Any person who possesses material, nonpublic information is considered an insider as to that information. Insiders include Company directors, officers, employees, independent contractors and those persons in a special relationship with the Company (e.g., its auditors, consultants or attorneys). The definition of an insider is transaction specific; that is, an individual is an insider with respect to each material, nonpublic item of which he or she is aware.

B.
What is “Material” Information?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Some examples of material information include:

•
unpublished financial results (including earnings estimates);
•
news of a pending or proposed company transaction;
•
major litigation;
•
recapitalizations;
•
significant changes in corporate objectives;
•
a change in control or a significant change in management;
•
news of a significant sale of assets;
•
changes in dividend policies;
•
financial liquidity problems; and
•
cybersecurity attacks, breaches or other incidents

The above list is only illustrative and many other types of information may be considered “material” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. When in doubt, please contact the Company’s General Counsel or the appropriate compliance officer.

C.
What is “Nonpublic” Information?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through a report filed with the Securities and Exchange Commission (the “SEC”), or through such media as Dow Jones, Reuters, The Wall Street Journal or Associated Press. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. However, in accordance with SEC guidance, if the information becomes publicly available on EDGAR, no waiting time is necessary.

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Unless available on EDGAR, generally, one should allow at least one full trading day following publication as a reasonable waiting period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in Company Securities as early as Tuesday of that week, because one full trading day would have elapsed by then (all of Monday). If the announcement is made on Monday after trading begins, employees may not trade in Company Securities until Wednesday. If the announcement is made on Friday after trading begins, employees may not trade in Company Securities until Tuesday of the following week. Note that this restriction is in addition to any other restrictions that apply under this Policy, including the requirement that trades be pre-cleared (see Section V.C. below) and that trading may not occur during Blackout Periods (as defined in Section V.G. below).

D.
Who is a “Related Person”?

For purposes of this Policy, a “Related Person” includes (1) your spouse, minor children and anyone else living in your household, (2) partnerships in which you are a general partner, (3) corporations in which you either singly or together with other “Related Persons” own a controlling interest, (4) trusts of which you are a trustee, settlor or beneficiary, (5) estates of which you are an executor or beneficiary, or (6) any other group or entity where the insider has or shares with others the power to decide whether to buy Company Securities. Although a person’s parent, child or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See Section V.D. below for a discussion on the prohibition on “tipping.”

V.
Guidelines
A.
Non-disclosure of Material, Nonpublic Information

Material, nonpublic information must not be disclosed to anyone, except the designated persons within the Company or certain third-party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know it, until such information has been publicly released by the Company.

B.
Prohibited Trading in Company Securities

No Covered Persons or their Related Persons may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities (including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts, but excluding the exercise of options under a Company equity plan if such exercise does not involve the sale of any Company Securities) during a Blackout Period (as defined in Section V.G. below) or when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. In addition, in some circumstances the Company’s directors and officers may be prohibited from trading in Company Securities during any period when certain participants or beneficiaries of individual account plans (such as some pension fund plans) maintained by the Company are subject to a temporary trading suspension in Company Securities.

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C.
Twenty-Twenty Hindsight/Pre-Clearance

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. Therefore, Covered Persons must obtain prior clearance from the Company’s General Counsel or the appropriate compliance officer, or his or her designee, before he, she or any of his or her Related Persons makes any purchases or sales of Company Securities. An exercise of a stock option under a Company equity plan need not be pre-cleared if such exercise does not involve the sale of any Company Securities. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

D.
“Tipping” Information to Others

Insiders may be liable for communicating or tipping material, nonpublic information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. Therefore, it is the Company’s policy that Covered Persons are required to keep completely and strictly confidential all nonpublic information relating to the Company.

E.
Avoid Speculation

Covered Persons and their Related Persons may not trade in options, warrants, puts and calls or similar instruments on Company Securities or sell Company Securities “short.” In addition, Covered Persons and their Related Persons should consult the General Counsel or the appropriate compliance officer regarding the holding of Company Securities in margin accounts. Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the Covered Person or Related Person in conflict with the best interests of the Company and its securityholders. Except as required to perform their job, Covered Persons and their Related Persons are also prohibited from discussing the Company, its business or its stock online or on social media.

Anyone may, of course, exercise options granted to them by the Company and, subject to the restrictions discussed in this Policy and other applicable Company policies, sell shares acquired through exercise of options.

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F.
Trading in Securities of Other Public Companies

No Covered Person or Related Person may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another company if the person learns of material, nonpublic information about the other company in the course of his/her service to, or employment with, the Company.

G.
Trading Restrictions

In addition to being subject to all of the other limitations in this Policy, Covered Persons and their Related Persons may not buy or sell Company Securities in the public market beginning as of the commencement of trading on the tenth day of the month following the end of each fiscal quarter and ending as of the commencement of trading on the second trading day after the release of the Company’s quarterly or annual report or earnings release (the “Blackout Period”). This Policy does not apply to the exercise of stock options under a Company equity plan if such exercise does not involve the sale of any Company Securities. In addition, you should remember that even if a Blackout Period is not in effect you cannot trade if you are in possession of material, nonpublic information, and you still must receive pre-clearance.

From time to time, the Company, through the General Counsel or the appropriate compliance officer, may also close trading during a non-Blackout Period in light of developments that could involve material, nonpublic information. In these situations, the General Counsel or the appropriate compliance officer will notify particular individuals that they should not engage in trading of Company Securities (except as permitted under an SEC Rule 10b5-1 plan as described below) and should not disclose to others the fact that a temporary ban on trading has been imposed. If the relationship of an individual with the Company should terminate while such a notice is in effect, the prohibition will continue to apply until the General Counsel or the appropriate compliance officer gives notice that the ban has been lifted.

H.
Pre-arranged Trading Plans

SEC Rule 10b5-1(c) provides a defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions. Under this rule, if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and if these arrangements are established at a time when you do not possess material, nonpublic information, you entered the contract, instruction or written plan in good faith, and purchases and sales under the contract, instruction or plan do not start until the applicable cooling-off period expires, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned of material, nonpublic information. Arrangements under the rule may specify the amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material, nonpublic information at the time of the trades. Trading plans can be established for a single trade or a series of trades, subject to the limitations on SEC Rule 10b5-1. The Company prefers that your trading plan provide for trades quarterly during a non-Blackout Period.

It is important that you document the details of a trading plan properly. Please note that, in addition to the requirements of a trading plan described above, there are a number of additional

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procedural conditions to SEC Rule 10b5-1(c) that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include, among others, that you act in good faith, that you not modify your trading instructions while you possess material, nonpublic information and that you not enter into or alter a corresponding or hedging transaction or position. Because this rule is complex, the Company recommends that you work with a broker and the General Counsel or the appropriate compliance officer and be sure you fully understand the limitations and conditions of the rule before you establish a trading plan.

All trading plans, including any amendment or modification of an existing trading plan, must be reviewed and approved by the General Counsel or the appropriate compliance officer before they are implemented. The General Counsel or the appropriate compliance officer maintains guidelines that all plans must meet in order to be considered for approval. These guidelines include the requirement that a plan, including any amendment or modification of an existing trading plan, only be entered into during non-Blackout Periods. In addition, you must notify the General Counsel before terminating any existing trading plan.

I.
No Circumvention

No circumvention of this Policy is permitted. Do not try to accomplish indirectly what is prohibited directly by this Policy. The short-term benefits to an individual cannot outweigh the potential liability that may result when an employee is involved in the illegal trading of securities.

VI.
Penalties for Insider Trading

Penalties for trading on or communicating material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not permanently benefit from the violation. Penalties include:

•
civil injunctions;
•
treble damages;
•
disgorgement of profits;
•
jail sentences of up to 20 years and criminal fines of up to $5 million per violation;
•
civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;
•
fines for the employer or other controlling/supervisory person of up to the greater of $1.2 million or three times the amount of the profit gained or loss avoided plus, in the case of entities only, a criminal penalty of up to $2.5 million; and
•
criminal penalties up to 25 years in prison for knowingly executing a “scheme or artifice to defraud any person” in connection with any registered securities.

In addition, any violation of this Policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

VII.
Acknowledgment

All Covered Persons must certify in writing that they have read and intend to comply with the procedures set forth in this Policy. See Annex B. Additionally, your broker-dealer will need

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to sign a Broker Instruction and Representation Letter in the event you establish an SEC Rule 10b5-1 trading plan. See Annex C for a sample of such letter.

VIII.
Amendment; Waivers

The Board of Directors of the Company reserves the right to amend this Policy at any time. The Board of Directors of the Company, a committee of the Board, and, in some circumstances, their designees, may grant a waiver of this Policy on a case-by-case basis, but only under special circumstances.

IX.
Other

For purposes of this Policy, the terms “officers,” “employees,” “General Counsel or the appropriate compliance officer,” “representatives,” “agents,” “Covered Persons” and “insiders” include, and this Policy applies to, individuals that are employed by NexPoint Real Estate Advisors VII, L.P. (the “Manager”), or an affiliate of the Manager, and perform roles on behalf of the Company pursuant to the Management Agreement, dated February 6, 2020, as amended on July 17, 2020, as further amended on November 3, 2021, and as may be further amended or restated from time to time, by and among the Company and the Manager.

Adopted and Approved: October 27, 2025

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ANNEX A

Covered Persons

[On file with the Company.]

A-1

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ANNEX B

Acknowledgement of Policy

NexPoint Real Estate Finance, Inc.
300 Crescent Court

Suite 700

Dallas, Texas 75201

To the Board of Directors:

I acknowledge that I have read and understand the NexPoint Real Estate Finance, Inc. Insider Trading Policy and agree to abide by its provisions.

Signature:

Name (Please Print):

Date:

Address:

Email:

B-1

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ANNEX C

NEXPOINT Real Estate Finance, INC.

Sample Broker Instruction/Representation Letter

(Name of Employee)
(Address)
(Telephone/Fax/E-mail)

(Date)

(Name of Broker)
(Name of Brokerage House)
(Address)

Dear (Name of Broker):

With regard to my holdings of securities in NexPoint Real Estate Finance, Inc. (the “Company”) and those of my related parties, (names of related parties), held in my account with you, I instruct you:

1.
Not to enter any order (except for orders under and pursuant to pre-approved Rule 10b5-1 plans) without first:
•
verifying with the Company that the transaction was pre-cleared by calling [●], at [●], or the [●] at [●]; and
•
complying with your firm’s compliance procedures (e.g., Rule 144)

2.
To report immediately to the Company via telephone at [●]; and in writing via e-mail to [●] or [●] or by fax to [●] the details of every transaction involving Company stock including gifts, transfers, pledges, and all Rule 10b5-1 transactions.

Please execute and return both of the enclosed copies of this representation letter in the enclosed business-reply envelope to:

NexPoint Real Estate Finance, Inc.
300 Crescent Court

Suite 700

Dallas, Texas 75201

Sincerely,

/s/ (Employee)

Acknowledgement

On behalf of (Name of Brokerage Firm) and myself, I acknowledge the foregoing instructions with regard to the holdings of (Name of Insider) and his/her related parties holdings of securities of NexPoint Real Estate Finance, Inc. and signify my agreement to comply with them.

C-1

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/s/ Date_____/_____/_____
Name of Broker

D-1

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